STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Aspiriant Global Equity Trust

2.	The Certificate of Trust is hereby amended as follows:

Please change name of Trust from “Aspiriant Global Equity Trust” to “Aspiriant Trust.”

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 23rd day of February, 2015.

By:	/s/ Robert J. Francais
Robert J. Francais, Trustee